Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 30, 2007, relating to the consolidated financial statements of CDC Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006), appearing in the Company’s Annual Report on
Form 20-F for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
August 28, 2007